UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2019

Summit Materials, Inc.

Summit Materials, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-36873	47-1984212
Delaware	333-187556	26-4138486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 893-0012

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company                                              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.                                  Entry into a Material Definitive Agreement.

Indenture with respect to 6.500% Senior Notes due 2027

On March 15, 2019, Summit Materials, LLC (the “Company”) and Summit Materials Finance Corp. (together with the Company, the “Issuers”), indirect subsidiaries of Summit Materials, Inc., issued and sold $300.0 million aggregate principal amount of their 6.500% Senior Notes due 2027 (the “Notes”), which mature on March 15, 2027, pursuant to an indenture dated as of March 15, 2019, by and among the Issuers, the subsidiary guarantors named on the signature pages thereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”) (the “Indenture”). The Notes were sold within the United States only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Notes were issued at 100.0% of their par value.  The Notes bear interest at a rate of 6.500% per year, payable semi-annually in arrears. The Issuers’ obligations under the Notes are guaranteed on a senior unsecured basis by all of the Company’s existing and future wholly-owned domestic restricted subsidiaries that guarantee its senior secured credit facilities and its existing senior notes.  The Notes are not guaranteed by Summit Materials, Inc.

The net proceeds from the Notes were used to redeem (the “Redemption”) all $250.0 million in aggregate principal amount of its outstanding 8.500% Senior Notes due 2022 (the “2022 Notes”) and to pay fees and expenses incurred in connection with the offering of the Notes and the Redemption. Any remaining net proceeds will be used for general corporate purposes, including to finance acquisitions.

Upon the occurrence of a change of control or upon the sale of certain assets in which the Issuers do not apply the proceeds as required, the holders of the Notes will have the right to require the Issuers to make an offer to repurchase each holder’s Notes at a price equal to 101% (in the case of a change of control) or 100% (in the case of an asset sale) of their principal amount, plus accrued and unpaid interest.

The Issuers may redeem all or a part of the Notes at any time prior to March 15, 2022 at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus a make-whole premium and accrued and unpaid interest, if any, to, but not including, the redemption date.  In addition, beginning on March 15, 2022, the Issuers may redeem all or a part of the Notes at a redemption price equal to 103.250% of the principal amount redeemed.  The redemption price decreases to 101.625% and 100.000% of the principal amount redeemed on March 15, 2023 and March 15, 2024, respectively.  In addition, at any time prior to March 15, 2022, the Issuers may redeem up to 40% of the Notes from the proceeds of certain equity offerings at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest.

The Notes contain covenants limiting, among other things, the Company and the Guarantors’ ability to incur additional indebtedness or issue certain preferred shares, pay dividends, redeem stock or make other distributions, make certain investments, sell or transfer certain assets, create liens, consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets, enter into certain transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications. The Notes also contain customary events of default, the occurrence of which could result in the principal of and accrued interest on the Notes to become or be declared due and payable.

Each of the foregoing descriptions of each of the Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of each of such documents, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02.                                  Termination of a Material Definitive Agreement

On March 15, 2019, the Issuers deposited with Wilmington Trust, National Association, as trustee under the indenture governing the 2022 Notes, funds sufficient for the Redemption on March 15, 2019. Upon deposit of the redemption payment with the Trustee, the indenture governing the 2022 Notes was satisfied and discharged.

Item 2.03.                                  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.                                  Financial Statements and Exhibits.

(d) Exhibits.

4.1

Indenture, dated as of March 15, 2019, by and among Summit Materials, LLC, Summit Materials Finance Corp., the subsidiary guarantors named on the signature pages thereto and Wilmington Trust, National Association, as trustee.

4.2	Form of 6.500% Senior Note due 2027 (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT MATERIALS, INC.
Date: March 15, 2019	SUMMIT MATERIALS, LLC

	By:	/s/ Anne Lee Benedict
	Name:	Anne Lee Benedict
	Title:	Chief Legal Officer